UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

El Pollo Loco Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-3563182
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3535 Harbor Blvd Suite 100 Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

N/A

(Title of class)

Explanatory Note

This Amendment No. 1 to Form 8-A is being filed by El Pollo Loco Holdings, Inc. (the “Company”) to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 9, 2023.

Item 1. Description of Registrant’s Securities to be Registered.

On August 8, 2023, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, par value $0.01 per share, of the Company (the “Common Shares”) outstanding on August 18, 2023 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Original Rights Agreement”), dated as of August 8, 2023, between the Company and Equiniti Trust Company, LLC (the “Rights Agent”), as rights agent.

On August 4, 2024, the Company entered into Amendment No. 1 to the Rights Agreement between the Company and the Rights Agent (the “Amendment,” and the Original Rights Agreement, as amended by the Amendment, the “Amended Rights Agreement”), which amends the Original Rights Agreement to (i) extend the “Final Expiration Date” from August 7, 2024 to 11:59 p.m., Pacific Time, on the date that the votes of the stockholders of the Company with respect to the Company’s next annual meeting of stockholders are certified, unless the continuation of the Amended Rights Agreement is approved by the affirmative vote of the stockholders at such annual meeting of stockholders and (ii) increase the “Acquiring Person” trigger threshold from 12.5% to 15.0%. Capitalized terms not defined herein have the meanings specified in the Amended Rights Agreement.

The description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 5, 2024.

The Rights are in all respects subject to and governed by the provisions of the Amended Rights Agreement. A copy of the Original Rights Agreement was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2023 (the “Original Form 8-K”). The description of the Rights is incorporated herein by reference to the description set forth in Items 1.01 and 5.03 of the Original Form 8-K and is qualified in its entirety by reference to the full text of the Amended Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Amendment No. 1 to Rights Agreement, dated as of August 4, 2024, between El Pollo Loco Holdings, Inc. and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 5, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EL POLLO LOCO HOLDINGS, INC.

By:	/s/ Ira Fils
Name: Ira Fils
Title: Chief Financial Officer

Date: August 5, 2024